Exhibit 10.2

                              TERMINATION AGREEMENT


      THIS TERMINATION AGREEMENT (the "Agreement") dated this 1st day of May, 2000 is by and between ANACOMP INC., an Indiana corporation having its principal offices at 12365 Crosthwaite Circle, Poway, California ("Anacomp") and DONALD W. THURMAN, Chief Operating Officer of Anacomp ("Thurman"). Anacomp and Thurman together are sometimes referred to herein as the "Parties".


                                    RECITALS

      WHEREAS, Anacomp and Thurman are parties to that certain Employment Agreement, dated December 15, 1998 (the "Employment Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Employment Agreement;

      WHEREAS, pursuant to the Employment Agreement, Thurman has served as Chief Operating Officer of Anacomp and is entitled to certain payments to be made upon the mutual termination of the Employment Agreement;

      WHEREAS, Anacomp and Thurman each has determined that it is in their mutual best interests to terminate the Employment Agreement, subject to the terms and conditions contained in this Agreement ("Termination"); and

      WHEREAS, pursuant to Section 6.1(a) of the Employment Agreement, Anacomp and Thurman have agreed to terminate the Employment Agreement.


                                    AGREEMENT

      NOW, THEREFORE, pursuant to the provisions contained in the Employment Agreement and in consideration of the promises contained herein, and other good and valuable consideration, Anacomp and Thurman agree as follows:

1. Thurman will continue in his capacity as chief operating officer through August 31, 2000 (the "Effective Date"), or through such earlier date as shall be determined by Anacomp.

2. Thurman shall be paid his current salary through August 31, 2000, regardless of whether he serves as chief operating officer for the entire time period.

3. In addition to any amounts due to Thurman through August 31, 2000, including Base Salary, Fringe Benefits and Incentive Compensation, pursuant to Section 6.1 of the Employment Agreement and in full satisfaction and settlement of all such amounts due, Thurman shall receive the following after Termination:

          a. Severance. Anacomp will pay Thurman a severance allowance of [$400,000] payable in a lump sum within ___ days of the Effective Date [or biweekly at Thurman's option].

          b. Stock Options. Upon Termination, all non-qualified stock options previously granted to Thurman pursuant to the Anacomp Inc. Amended and Restated 1996 Long-Term Incentive Plan shall vest immediately and shall be exercisable through August 31, 2001.

          c. Health Benefits. In accordance with Section 5.1 of the Employment Agreement, Anacomp will provide Thurman with health benefits as set forth in the Employment Agreement until Thurman has secured other employment or for twelve months, whichever is sooner.

4. Following the conclusion of his employment, Thurman will be eligible to receive a bonus of up to an additional $100,000, at the sole discretion of Anacomp's Compensation Committee.

5. Pursuant to Section 13.1 of the Employment Agreement, the provisions of Sections II, VI and VII of the Employment Agreement, and the Confidentiality, Non-Competition and Non-Disclosure Agreement appended to the Employment Agreement, shall survive and shall continue in full force and effect upon Termination.

6. Thurman hereby fully and forever releases, waives and forgives Anacomp and any other entity to which Thurman has performed services under the Employment Agreement and their respective directors, officers, employees, agents, subsidiaries, stockholders, and affiliates, and successors and assigns (collectively, "Released Parties"), from any and all rights, interests, liens or claims of any kind whatsoever, at common law, equity, by statute or otherwise, whether they may be asserted individually or collectively, directly, derivatively or indirectly, whether known or unknown, concealed or hidden, and whether suspected or unsuspected, which Thurman ever had, currently has or hereafter may have against the Released Parties with respect to any of such services performed by Thurman or with respect to any of the transaction contemplated by the Employment Agreement and all activities of Thurman thereunder, such release to be effective automatically without further action by any party upon execution of this Agreement.

7. Anacomp hereby fully and forever  irrevocably  releases,  waives and forgives
Koehrer, from any and all rights, interests, liens or claims of any kind whatsoever, at common law, equity, by statute or otherwise, whether they may be asserted individually or collectively, directly, derivatively or indirectly, whether known or unknown, concealed or hidden, and whether suspected or unsuspected, which Anacomp ever had, currently has or hereafter may have against Koehrer with respect to any of the transactions contemplated by the Employment Agreement and all activities of Anacomp thereunder, such release to be effective automatically without further action by any party upon execution of this Agreement.

8. This Agreement supercedes all prior agreements, and contains the entire understanding of the Parties hereto. It may only be modified in writing signed by the Parties.

            IN WITNESS WHEREOF, as of the date first above-written, the undersigned Parties, acting through their duly authorized representatives, have executed this Termination Agreement in multiple counterparts.

                                                ANACOMP INC.



                                                By:  /s/ Richard D. Jackson
                                                Name:  Richard D. Jackson
                                                Title:  Co-Chairman


                                                DONALD W. THURMAN



                                                /s/ Donald W. Thurman